Issuer Free Writing Prospectus Filed Pursuant To Rule 433 Registration File No. 333-282871

Help Diversify Portfolios with a Shield® Level II Advisory Annuity

And enjoy this gift from Brighthouse Financial!

Brighthouse FINANCIAL®
Build for what's ahead®

For Financial Professional Use Only. Not For Public Distribution.

Our Shield® Level II Advisory Annuity is a complementary strategy designed to help provide some protection in an unpredictable endeavor – investing.

This timely option offers:

- Growth opportunities for clients seeking market-linked returns
- A level of protection in down markets[1]
- Flexibility to align clients' risk/return profile with their desired time frames
- No contingent deferred sales charge

Ask us how Shield Level II Advisory Annuity can be implemented in your practice.

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[1] In return for a level of downside protection, we may limit positive index gains up to a certain percentage. This means your return may be lower than the index's return. An adjustment to the value of the Shield Level II Advisory Annuity to reflect any losses, and the limitation on positive index gains could be viewed as implicit fees. See prospectus for details.

This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield® Level II Advisory Annuity, collectively referred to as "Shield® Level Annuities," "Shield® Level II Annuities," "Shield® Annuities," or "Shield® II Annuities," when used with other Shield Level Annuities. These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form 5-213-1 (07/24) ("Brighthouse Financial"). Shield Level Annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level Annuities have charges, termination provisions, and terms for keeping them in force. Please contact a financial professional for complete details. Product availability and features may vary by state or firm. Brighthouse Financial® and its design are registered trademarks of Brighthouse Financial, Inc. and/or its affiliates.

Shield Level Annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com.

2503 **BDVA2139050** © 2025 BRIGHTHOUSE FINANCIAL, INC. 7772822.1 [04/30/2027]

For Financial Professional Use Only. Not For Public Distribution.

Help diversify